Exhibit 99.3

Brooke Franchise Corporation Announces July Franchise Additions

PR Newswire -- August 23, 2005

OVERLAND PARK, Kan., Aug. 23 /PRNewswire-FirstCall/ -- Shawn Lowry, President of Brooke Franchise Corporation, a subsidiary of Brooke Corporation (Nasdaq: BXXX), announced selected July 2005 results.

Lowry announced that Brooke Franchise Corporation assisted franchisees and others in the acquisition of businesses in the states of Arizona, California, Kansas, Minnesota, Missouri and Texas. Lowry stated, “Primarily as a result of converting business acquisitions into franchises and the start up of new franchises, Brooke Franchise Corporation added 15 new franchise locations in July and received approximately $3,440,000 in initial franchise, consulting and seller fees.” To help observers put the July expansion into perspective, Lowry noted that an average of 14 new franchise locations was added each month in the prior 12 months resulting in a disclosed monthly average of approximately $2,400,000 in initial franchise, consulting and seller fees.

About our company ... Brooke Franchise Corporation is a subsidiary of Brooke Corporation (Nasdaq: BXXX) that distributes insurance, financial, and funeral services through a network of more than 450 franchise locations. The Brooke organization was founded on the belief that local business owners distribute insurance and related services more efficiently than others if supported by a franchise system.

Email Distribution ... To receive electronic press release alerts visit the “Investor Relations” section of the Brooke Corporation website at http://www.brookecorp.com and subscribe to our “Email Alerts” on-line.

This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. Investors are directed to Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov , for a more complete description of Brooke’s business.

SOURCE  Brooke Corporation
          -0-                                                  08/23/2005
          /CONTACT: Anita Larson of Brooke Corporation, +1-913-661-0123, larsa@brookecorp.com /
          /Web site:  http://www.brookecorp.com /
          (BXXX)